UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 25, 2005

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Connecticut	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 25, 2005, the Mohegan Tribal Gaming Authority (the “Authority”) issued a press release announcing that it had completed its acquisition from subsidiaries of Penn National Gaming, Inc. of the entities owning Pocono Downs, a standardbred harness racing facility located on 400 acres in Wilkes-Barre, Pennsylvania, as well as five Pennsylvania off-track wagering (OTW) operations located in Carbondale, East Stroudsburg, Erie, Hazleton and Lehigh Valley (Allentown). In addition, the Authority obtained the right to apply for a Category One slot machine license to initially install and operate up to 3,000 slot machines at Pocono Downs, one of the fourteen sites eligible to apply for a license under the Pennsylvania Race Horse Development and Gaming Act. The Authority paid approximately $280 million for the Pocono Downs entities before certain closing adjustments and other costs. The purchase price was funded through a draw on the Authority’s recently amended bank credit facility. In accordance with the terms of the purchase agreement, the Authority has retained certain post-closing termination rights in the event of certain materially adverse legislative or regulatory events.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This press release may also be found on the Authority’s website at www.mohegansun.com, under “About Mohegan Sun/Investor Relations”.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 25, 2005, the Authority received proceeds of $291.0 million from a draw on its revolving loan pursuant to the amended and restated loan agreement by and among the Mohegan Tribe of Indians of Connecticut, the Authority, the lenders named therein and Bank of America, N.A., as administrative agent. The proceeds were used primarily to fund the acquisition of the Pocono Downs entities, as described above. The total amount outstanding on the revolving loan following the draw was $325.0 million, which matures on March 31, 2008.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are furnished as part of this report:

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated January 25, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: January 27, 2005	By:	/s/ Mark F. Brown
Mark F. Brown
Chairman, Management Board